Exhibit (l)

PURCHASE AGREEMENT

Purchase Agreement dated August, 15, 2012 between iShares U.S. ETF Trust, a trust incorporated under the laws of the State of Delaware (the “Trust”), and BlackRock Holdco 2, Inc. (the “Sole Initial Shareholder”), a corporation organized under the laws of the State of Delaware.

RECITALS:

WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Trust proposes to issue and sell shares of its common stock (each a “Share,” and more than one Share, “Shares”), par value $.001 per Share, to the public pursuant to a Registration Statement on Form N-1A (the “Registration Statement”) filed with the Securities and Exchange Commission;

WHEREAS, the Shares have not been registered for public offering under the Securities Act of 1933, as amended; and

WHEREAS, Section 14(a) of the 1940 Act requires a registered investment company to have a net worth of at least $100,000 before making a public offering of its securities;

NOW THEREFORE, the Trust and the Sole Initial Shareholder agree as follows:

1.	The Trust offers to sell to the Sole Initial Shareholder, and the Sole Initial Shareholder agrees to purchase from the Trust, such amount of Shares to be specified by the Trust for an aggregate price of not less than $100,000 on a date to be specified by the Trust, prior to the effective date of the Registration Statement.

2.	The Sole Initial Shareholder represents and warrants to the Trust that the Sole Initial Shareholder is acquiring the Shares for investment purposes only and for the Sole Initial Shareholder’s own account, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein or with the current intention to redeem the Shares.

3.	The Sole Initial Shareholder’s right under this Purchase Agreement to purchase the Shares is not assignable.

The Trust and the Sole Initial Shareholder have caused their duly authorized officers to execute this Purchase Agreement as of the date first above written.

iShares U.S. ETF Trust

By:	/s/ Jack Gee

Name:	Jack Gee
Title:	Treasurer and Chief Financial Officer

BlackRock Holdco 2, Inc.

By:	/s/ Daniel Waltcher

Name:	Daniel Waltcher
Title:	Managing Director and Assistant Secretary

AGGREGATE PURCHASE

Name of Shareholder	Name of Fund	Number of Shares	Amount
BlackRock Holdco 2, Inc.	iShares U.S. ETF Trust	2,000	$100,000